Registration No. 333-

_____________________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                        ___________________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                            __________________

                        BUCYRUS INTERNATIONAL, INC.
          (Exact name of registrant as specified in its charter)

        Delaware                        1-871               39-0188050
(State or other jurisdiction         (Commission         (I.R.S. Employer
of incorporation or organization)    File Number)       Identification No.)

                               P.O. Box 500
                           1100 Milwaukee Avenue
                     South Milwaukee, Wisconsin 53172
                 (Address of principal executive offices)


         Bucyrus-Erie Company 1996 Employees' Stock Incentive Plan
                         (Full title of the plan)


                         _________________________

                        Bucyrus International, Inc.
                               P.O. Box 500
                           1100 Milwaukee Avenue
                     South Milwaukee, Wisconsin  53172
                              (414) 768-4000
                       (Name, address and telephone
                          number, including area
                        code, of agent for service)
                        __________________________


                      CALCULATION OF REGISTRATION FEE

______________________________________________________________________________________

    Title of        Amount      Proposed Maximum   Proposed Maximum
Securities to be    to be        Offering Price   Aggregate Offering     Amount of
   Registered     Registered         Per Share          Price         Registration Fee
______________________________________________________________________________________

Common Stock,   1,000,000 shares     $ 8.1875        $ 8,187,500         $ 2,730.00
$.01 par value
_____________________________________________________________________________________

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Bucyrus International, Inc. Common Stock as reported on the NASDAQ National Market System on November 21, 1996.

                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document or documents containing the information specified in
Part 1 are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents have been previously filed by Bucyrus International, Inc. (formerly known as Bucyrus-Erie Company) (the "Company") with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         2. All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since
    December 31, 1995.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to such time as the Company files a post-effective amendment to the Registration Statement indicating that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized share of capital of the Company consists of 20,000,000 shares of Common Stock, $.01 par value (the "Common Stock"). As of November 1, 1996, 10,234,574 shares of Common Stock were issued and outstanding, all of which are fully paid and nonassessable.

Common Stock

         Holders of Common Stock are entitled to one vote per share on all matters which, pursuant to the Delaware General Corporation Law (the "DGCL"), require the approval of the Company's stockholders, provided, however, that pursuant to the Second Amended Joint Plan of Reorganization of B-E Holdings, Inc. and Bucyrus-Erie Company, as modified December 1, 1994 (the "Plan"), each stockholder is deemed to have voted in favor of the election of each Original Director (as that term is defined in Section 5.04 of the Plan) at each annual meeting of stockholders until the 1997 Annual Meeting. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate ratably in all distributions to the holders of Common Stock after payment of liabilities. Holders of Common Stock are not entitled to any preemptive rights. Holders of Common Stock are entitled to receive cash dividend ratably on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor.

Section 203 of the Delaware Law

         Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the Board of Directors of the combination, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after the consummation date the business combination is approved by the Board and by the affirmative vote of at least 66 % of the outstanding voting stock which is not owned by the interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation or by-laws. The Company has not "opted out" from the application of Section 203.

Certain Charter and By-law Provisions

         The By-laws of the Company provide that the Board of Directors of the Company shall consist of nine directors until the 1997 Annual Meeting and thereafter shall consist of a number fixed by the Board of Directors but shall not be more than 15 nor less than three directors. Any vacancies on the Board may be filled for the unexpired portion of the term only by a majority vote of the remaining directors, provided, however, that until the 1997 Annual Meeting, the constituency which nominated an Original Director with respect to whom a vacancy has occurred shall nominate the successor to such Original Director. A director may be removed from office, but only for cause. The Company's Restated Certificate of Incorporation and By-laws generally prohibit stockholders of the Company from taking action by written consent without a meeting of stockholders. The By-laws provide that meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Board of Directors pursuant to a written request signed by not less than three directors and delivered to the Secretary, or by the President or Secretary upon the written request, of stockholders of record who together own a majority of the Common Stock. The By-laws further provide that nominations for the election of directors and advance notice of other action to be taken at meetings of stockholders of the Company must be given in the manner provided in the Company's By-laws, and the By-laws contain detailed notice requirements relating to nominations and other action.

         The foregoing provisions and the prohibitions set forth in Section 203 of the DGCL could have the effective of delaying, deferring or preventing a change in control or the removal of existing management of the Company.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Pursuant to the Restated By-Laws of the Company (the "Restated By-Laws"), a director or officer shall be indemnified against liability to the fullest extent provided by the Delaware General Corporation Law ("DGCL"). The DGCL provides that a director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred to the extent such director or officer has been successful on the merits or otherwise in any action brought against such director or officer because of his or her status as such. With respect to a third-party action, the Company shall indemnify a director or officer against liability if such director or officer (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and (b) with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. With respect to claims brought against a director or officer by or in the right of the Company, such director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her except that no indemnification shall be made in respect to any claim as to which such director or officer was adjudged to be liable to the Company unless and only to the extent that the Delaware Chancery Court determines otherwise.

         The Company has purchased insurance as permitted by the DGCL and the Restated By-Laws on behalf of directors and officers which may cover liabilities under the Securities Act of 1933, as amended.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following exhibits have been filed (except where otherwise indicated) as part of this registration statement:

Exhibit No.                  Exhibit

  (4) Bucyrus-Erie Company 1996 Employees' Stock Incentive Plan (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 1-871)).

  (5)    Opinion of Foley & Lardner

 (23.1)  Consent of Arthur Andersen LLP

 (23.2)  Consent of Foley & Lardner (included in Exhibit 5 hereto)

Item 9.  Undertakings.

         (a)  The Undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
    Statement:

              (i)  To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
         Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Milwaukee, State of Wisconsin, on November 21, 1996.

                                  BUCYRUS INTERNATIONAL, INC.


                                  By:  /s/W. R. Hildebrand
                                       Willard R. Hildebrand
                                       President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Craig R. Mackus and John F. Bosbous his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

    Name                      Title                             Date


/s/W. R. Hildebrand       President, Chief Executive      November 21, 1996
Willard R. Hildebr        and Officer and Director
                          (Principal Executive Officer)

/s/Craig R. Mackus        Secretary and Controller        November 22, 1996
Craig R. Mackus           (Principal Accounting Officer)


/s/C. Scott Bartlett Jr.  Director                        November 21, 1996
C. Scott Bartlett, Jr.


/s/C. Macaluso            Director                        November 21, 1996
Charles S. Macaluso


/s/Frank W. Miller        Director                        November 21, 1996
Frank W. Miller

    Name                      Title                             Date


/s/George A. Poole        Director                        November 22, 1996
George A. Poole, Jr.


/s/Joseph J. Radecki, Jr. Director                        November 21, 1996
Joseph J. Radecki, Jr.


/s/F. J. Stark            Director                        November 21, 1996
F. John Stark III


/s/Russell Swansen        Director                        November 22, 1996
Russell W. Swansen


/s/Samuel Victor          Director                        November 22, 1996
Samuel M. Victor

                               EXHIBIT INDEX

                        BUCYRUS INTERNATIONAL, INC.
                   1996 EMPLOYEES' STOCK INCENTIVE PLAN



Exhibit No.                   Exhibit

    (4) Bucyrus-Erie Company 1996 Employees' Stock Incentive Plan (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 1-871)).

    (5)     Opinion of Foley & Lardner

  (23.1)    Consent of Arthur Andersen LLP

  (23.2)    Consent of Foley & Lardner (included in Exhibit 5 hereto)



















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